Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

August 9, 2016

Duke Realty Corporation

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Re:	Duke Realty Corporation – Registration Statement on Form S-3ASR (Registration Statement No. 333-203744), filed with the Securities and Exchange Commission on April 30, 2015

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”), in connection with the filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K under the Act, in connection with the Company’s agreement pursuant to that certain Equity Distribution Agreement, dated as of August 9, 2016 (the “Equity Distribution Agreement”), by and among the Company, the Operating Partnership, Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., and Wells Fargo Securities, LLC (the “Agents”), to make available for issuance and sale, from time to time in one or more transactions, through the Agents, a number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, sufficient to generate up to $200,000,000 in gross proceeds. The Shares are being issued and sold to and/or through the Agents pursuant to the Registration Statement and the Company’s prospectus, dated April 30, 2015 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated August 9, 2016 (the “Prospectus Supplement”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to

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our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and the organizational documents of the Duke Entities (in each case, as amended and/or restated), certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke Entities, certificates of public officials, the Registration Statement and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments entered into by the Duke Entities in connection with the issuance of the Shares, including, without limitation, the Equity Distribution Agreement, certificates and or comparable documents of officers of the Duke Entities and public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana and reported judicial decisions interpreting such Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Equity Distribution Agreement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject, in all respects, to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1) The issuance of the Shares has been duly authorized and, upon due execution and delivery of the Equity Distribution Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is made as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, as appropriate), and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly, Partner